Exhibit 10.13

1 April 2021

Employment Contract

Mobitech International LLC
(the “Company”)

and

Monisha Sahni
(the “Employee”)

1 April 2021

THIS CONTRACT OF EMPLOYMENT is made this 1st of April 2022 (the “Contract”) BETWEEN:

1.	Mobitech International LLC, a UAE LLC with principal place of business at Office 10, Level 1, Sharjah Media City, Sharjah, UAE; and

2.	Monisha Sahni, a UAE national, (the “Employee”).

WHEREAS:

a)	The Company has made an offer of employment to the Employee.

)	The Employee has accepted the offer of employment in accordance with the terms of this Contract.

THE PARTIES AGREE as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Contract, unless the context otherwise requires, the following expressions shall have the following meanings:

“Basic Salary” shall have the meaning set out in clause 6.2;

“Commencement Date” shall be 1 April 2021;

“Registration Authority” means the Registration Authority of Abu Dhabi Global Market;

“Parties” means parties to this Contract and the expression

“Party” shall mean either one of the Parties;

“Total Remuneration” shall have the meaning set out in clause 6.2;

“UAE” means the United Arab Emirates;

“Year” means the period of 12 months in a Gregorian calendar starting on 1 January and ending on 31 December.

1.2.	In this Contract, unless otherwise specified, a reference to:

a)	“includes” and “including” shall mean including without limitation;

b)	“recitals”, “clauses”, “paragraphs” or “schedules” are to recitals, clauses and paragraphs of and schedules to this Contract;

c)	words importing the singular include the plural and vice-versa and words importing a gender include any gender; and

d)	the time of day, unless otherwise stated, is a reference to time in the UAE.

1.3.	The recitals and schedules form part of the operative provisions of this Contract and references to this Contract shall, unless the context otherwise requires, include references to the recitals and schedules.

2.	APPOINTMENT AND TERM

2.1.	The Company shall employ the Employee as Manager and the Employee shall serve the Company in such a position in accordance with the terms of this Contract.

2.2.	The appointment shall commence on the Commencement Date and shall continue until terminated in accordance with this Contract

2.3.	The employment shall commence on the Commencement Date, shall continue for a period of three (3) years (“Initial Term”). At the end of the Initial Term, the employment shall be renewed automatically and on the same terms for a further term of one (1) year from the expiry of the Initial Term and thereafter, for such further periods as the Parties may agree in good faith not less than one (1) month prior to the end of the one year extension of the Initial Term

3.	HOURS OF EMPLOYMENT

3.1.	The Employee’s normal working hours shall be 9 a.m. to 6 p.m. together with such additional hours as are necessary for the proper performance of her duties.

3.2.	The Employee shall not be entitled to receive any additional or overtime payment for work performed outside her normal working hours.

4.	PLACE OF EMPLOYMENT

The Employee’s place of employment shall be in the Emirate of Abu Dhabi but the Employee may be required to work at such other places in the UAE or elsewhere as the Company may from time to time determine.

5.	SALARY AND ALLOWANCES

5.1.	The Employee shall be paid a salary of AED 8000 per month subject to such deductions as are permitted by the Sharjah Employment Regulations (the “Total Remuneration”).

5.2.	The Total Remuneration is inclusive of allowances and allocated as follows:

a)	basic salary of AED 6500 (the “Basic Salary”); and

b)	accommodation allowance of AED 1500;

6.	ATION LEAVE

6.1.	Employee shall be entitled to 18 days’ vacation leave in each Year in addition to the UAE national holidays declared as public holidays, during which the Employee will receive her Total Remuneration.

6.2.	Vacation leave shall be taken at such time or times as may be approved in advance by the Company.

6.3.	During the Years in which the Employee’s employment commences and terminates, the Employee shall be entitled to such proportion of her vacation leave entitlement as shall have accrued on a pro rata basis.

6.4.	On termination of this Contract:

a)	the Employee shall be entitled to receive payment in lieu of any vacation leave entitlement which has accrued prior to the date of termination but is unused; or

b)	the Company shall be entitled to make a deductions from the Employee’s Total Remuneration in respect of any vacation leave taken in excess of the entitlement accrued prior to the date of termination.

7.	SICK LEAVE AND SICK PAY

8.1.	The Employee shall be entitled to sick leave not exceeding a maximum of 6 business days in aggregate in any 12 month period.

8.2.	The Employee shall comply with the Sharjah Employment Regulations and internal requirements of the Company concerning notification, self-certification and the provision of medical certificates.

8.	CONFLICT OF INTEREST

The Employee shall not during her employment, without the prior written consent of the Company, engage or be concerned or undertake or be interested in any business or occupation that competes with the business of the Company.

9.	COMPANY POLICIES

10.1.	The Employee agrees to comply with the employment policies, practices, rules and instructions of the Company currently in force or which hereafter may be amended, revised or adopted in the sole discretion of the Company from time to time.

10.2.	The Employee agrees to comply at all times with the Sharjah Employment Regulations, any other legislation.

10.	INTELLECTUAL PROPERTY

11.1.	The Employee agrees to disclose immediately to the Company all inventions, discoveries, intellectual property, ideas, innovations, developments, improvements, and all processes relating to the operations or business of the Company made or conceived by the Employee alone or with others during the term of this Contract whether made or conceived within or outside normal business hours, all of which shall be the exclusive property of the Company.

11.2.	At the request of the Company, whether made during or upon the termination of the Employee’s employment, the Employee agrees to execute all documents necessary for the filing of applications for a trademark, patent or any other registration, both UAE and foreign, of the matters referred to above in clause.

11.3.	The Employee agrees to make no claim against the Company with respect to the matters referred to above in clause 11.1.

11.	NON-COMPETE

The Employee shall not (without the prior written consent of the Company) during the term of this Contract and at any time within six months following termination of this Contract, in any manner, directly or indirectly, either individually or in conjunction with others or in any other manner whatsoever, within the UAE, carry on or be engaged in or be concerned with or interested in or advise any person or persons, firm, association, syndicate, company or corporation engaged in or concerned with or interested in a business similar to the business being carried on by the Company presently and/or at the time of the termination of the Employee’s employment. Any violation of this clause while employed by the Company shall be cause for termination without notice or payment in lieu of notice.

12.	NON-SOLICITATION

13.1.	The Employee agrees that she shall not, at any time during the term of her employment or within one year following the termination of her employment, either directly or indirectly, individually or in conjunction with any other person or in any manner whatsoever within the UAE, solicit any of the Company’s customers or persons whom the Company was soliciting as customers at the time of the termination of the Employee’s employment hereunder. Solicitation while employed by the Company shall be cause for termination without notice or payment in lieu of notice.

13.2.	The Employee agrees that she shall not, during the term of her employment or within one year following the termination of her employment, either directly or indirectly, individually or in conjunction with any other person or any manner whatsoever within the UAE, entice or try to entice away any employee of the Company. Any violation of this clause while employed by the Company shall be cause for termination without notice or payment in lieu of notice.

13.	CONFIDENTIALITY/NON-DISCLOSURE

14.1.	The Employee acknowledges that in the performance of her duties he/she will acquire detailed and confidential knowledge of the Company’s operations and other confidential documents and information. The Employee agrees that he/she shall not in any way use, divulge, furnish or make accessible to any person, either during her employment or any time thereafter, any confidential information relating to the business of the Company, acquired by the Employee in the course of her employment with the Company, unless such disclosure is compelled by a competent court of by the applicable law.

14.	TERMINATION

14.1.	Each of the Company and the Employee may terminate the employment under this Contract by giving one month’s notice in writing to the other.

14.2.	The Company may terminate the employment under this Contract with immediate effect:

a)	for cause if the Employee has committed a breach constituting a ground for summary dismissal in accordance with the relevant provisions; or

b)	if the Employee has breached any terms and provisions of this Contract where the Employee has failed to remedy such breach within 10 days following the Employee’s receipt of a written notice from the Company specifying the breach;

16.3.	On termination of the employment under this Contract, the Employee shall:

a)	co-operate in the cancellation, without claim for payment except as provided in this Contract or in the Sharjah Employment Regulations;

b)	deliver to the Company all documents made, compiled or acquired by her, which are in her possession, custody, care or control as a direct result of her employment, including (but not limited to) business cards, credit and charge cards, security and computer passes, or other media on which information is held in his possession relating to the business or affairs of the Company; and

c)	not at any time represent herself to be connected with the Company.

16.4.	The Company shall be entitled, at its sole discretion, to give the Employee payment in lieu of any notice of termination given to her or require the Employee not to attend work during any period of such notice.

15.	NOTICES

Any notice to be given hereunder shall be in writing. Notices may be given by either Party by personal or electronic delivery, or post addressed to the other Party (in case of the Company) its registered office for the time being and in case of the Employee her last known address. Any such notice given by letter shall be deemed to have been served at the time at which the notice was delivered personally or transmitted or (if sent by post) would be delivered in the ordinary course of post. For the avoidance of doubt, the Parties may agree to any alternative form of delivery of written notices.

16.	ENTIRE AGREEMENT

This Contract supersedes all previous agreements and arrangements (if any) between the Company and the Employee relating to her employment by the Company which is hereby terminated by mutual consent and the Employee acknowledges that she has no claim whatsoever against the Company in respect of such termination.

17.	AMENDMENTS

No modification, variation or amendment to this Contract shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of both Parties.

18.	SEVERABILITY

18.1.	If it is determined, by a court of competent jurisdiction, that any part of this Contract is invalid or unenforceable it will be deemed to be severed from the remainder of this Contract for the purpose only of that particular proceeding. This Contract will, in every other respect, continue in full force and effect.

18.2.	If any provision or part of a provision of this Contract shall be or become void or unenforceable for any reason, this shall not affect the validity of that provision or any remaining provisions of this Contract in this or any other jurisdiction and the provision may be severable and if any provision would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make it valid and effective.

19.	GOVERNING LAW

This Contract is governed by and construed in accordance with the laws, regulations and rules applicable in UAE and the parties hereto submit to the exclusive jurisdiction of the courts of UAE

Signed by Monisha Sahni

Company Signature & Stamp